Exhibit 99.1

FINANCIAL CONTACT: JIM AUSTIN 864-679-9070
MEDIA CONTACT: EDDIE TERRELL 864-679-9016
WEB SITE: www.greenvillefirst.com

Greenville First Announces Strong Growth in Earnings
and Expansion of Franchise.

Greenville, SC, April 19, 2005 - Greenville First Bancshares, Inc. (NASDAQ: GVBK), holding company for Greenville First Bank, N.A., today announced that net income for the first quarter of 2005 was $660 thousand, or $0.23 per diluted share, a 70% increase in net income when compared to $388 thousand, or $0.19 per diluted share for the same period in 2004.

Return on average assets for the first quarter was 0.81% compared to 0.63% for the same quarter in 2004. Return on average shareholders’ equity in 2005 was 9.39% compared to 13.42% for the first quarter in 2004. The company’s efficiency ratio (noninterest expense divided by the sum of net interest income and noninterest income) improved to 51.3% during 2005 compared to 53.4% for the 2004 first quarter.

“The first quarter of 2005 was an exciting time for Greenville First”, said Art Seaver, President and CEO. “On March 14, 2005, we opened our second office located on the Parkway at Thornblade and in the first three months have grown our loan portfolio by over $19 million. We are pleased to be able to expand our franchise while increasing earnings by over 70%.”   Total assets grew to $341.9 million as of March 31, 2005 compared to $258.8 million on March 31, 2004, an increase of 32.1%. Loans were $295.7 million at March 31, 2005, an increase of $66.3 million or 28.9% when compared with $229.4 million on March 31, 2004. Deposits grew over 26.4% to $218.9 million on March 31, 2005 compared to $173.2 million on March 31, 2004.   Greenville First celebrated five years of operations on January 10, 2005. The Company’s book value per share was $10.82 as of March 31, 2005, while the closing stock price was $21.00 per share.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

        Our summary consolidated financial data as of and for the three months ended March 31, 2005 and 2004 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months
	Ended March 31,
	2005	2004
(In thousands, except per share dollar amounts)

Summary Results of Operations Data:
Interest income	$4,582	$2,967
Interest expense	1,901	1,034

Net interest income	2,681	1,933
Provision for loan losses	345	350

Net interest income after
provision for loan losses	2,336	1,583
Noninterest income	213	162
Noninterest expense	1,484	1,119

Income before taxes	1,065	626
Income tax expense	405	238

Net income	$660	$388

Per Share Data:
Net income, basic	$0.25	$0.22
Net income, diluted	$0.23	$0.19
Book value	$10.82	$6.70
Weighted average number of
shares outstanding:
Basic	2,648	1,725
Diluted	2,918	2,008

Performance Ratios:
Return on average assets (1)	0.81%	0.63%
Return on average equity (1)	9.39%	13.42%
Net interest margin (1)	3.38%	3.25%
Efficiency ratio (2)	51.28%	53.41%

Growth Ratios and Other Data:
Percentage change in net income	70.10%
Percentage change in diluted net
income per share	21.05%

SUMMARY OF CONSOLISDATED FINANCIAL DATA, CONTINUED

	At March 31,
	2005	2004

Summary Balance Sheet Data:
Assets	$341,878	$258,812
Investments securities	40,614	26,169
Loans (3)	295,708	229,409
Allowance for loan losses	4,073	3,043
Deposits	218,948	173,236
Securities sold under agreement to repurchase
and federal funds purchased	18,572	14,632
Federal Home Loan Bank Advances	67,030	48,000
Junior subordinate debentures	6,186	6,186
Shareholders' equity	28,660	11,560

Asset Quality Ratios:
Nonperforming assets, past due and restructured
loans to total loans (3)	0.39%	.039%
Nonperforming assets, past due and restructured
to total assets	0.33%	0.35%
Net charged-offs year to date to average
total loans (3)	0.00%	0.01%
Allowance for loan losses to nonperforming loans	357.79%	338.51%
Allowance for loan losses to total loans (3)	1.38%	1.33%

Capital Ratios:
Average equity to average assets	8.61%	4.73%
Leverage ratio	9.35%	5.41%
Tier 1 risk-based capital ratio	11.58%	7.05%
Total risk-based capital ratio	13.62%	8.30%

Growth Ratios and Other Data:
Percentage change in assets	32.10%
Percentage change in loans (3)	28.90%
Percentage change in deposits	26.39%
Percentage change in equity	147.92%
Loans to deposit ratio (3)	133.20%
______________
(1)	Annualized for the three month periods.
(2)	Computed by dividing noninterest expense by the sum of net interest income and and noninterest income.
(3)	Includes nonperforming loans.